Exhibit 10.48

John Reese, President/CEO

310.309-3722 x629

john.reese@docufide.com

October 3, 2008

Mr. Todd Mavis, EVP - Operations

First Advantage Corporation

12395 First American Way

Poway, CA 92064

Dear Todd:

We at Docufide are excited to begin to cultivate our partnership with First Advantage Corporation (“FADV”) through the initial program we have identified and to concurrently move forward towards: (i) a second program in which FADV will be a sponsor of Docufide’s Diploma Audit services, and (ii) creation of a Joint Venture with the parties anticipating the execution of a more detailed agreement memorializing that relationship targeted to be completed within the next one hundred eighty (180) days. The proposal provided below is intended to address the stated needs and objectives of both organizations for the initial period of the business relationship.

With regard to the Diploma Audit services, Docufide and FADV agree to continue to work towards an Agreement under which FADV will be the exclusive employment-related commercial sponsor for these services in a mutually agreed upon state, providing high school students with a transcript audit report against their state’s and/or state university system’s performance standards. It is currently anticipated that this transcript audit report will contain mutually agreed upon FADV sponsorship co-branding, integrated content, and a marketing opt-in to be included in the student registration for this report, with FADV receiving rights to opted in registration data for their marketing programs which are not to include college recruiting. It is anticipated that FADV will pay an initial one-time fee of $200,000 to cover the cost of development of the registration site with opt-in statement, and report with mutually agreed-to FADV sponsorship co-branding and integrated content, as well as the development of the applicable standards for graduation and state college admission for the chosen state. The one-time development fee to provide these services in other states will depend on the state(s) selected and will be agreed upon by the parties on a case by case basis with the understanding that a typical cost may be approximately $100,000. Additional fees, likely to consist of a revenue share on leads FADV is able to monetize from these services and a content and branding fee for each Diploma Audit report delivered are to be determined. The terms of this relationship will remain in effect for thirty-six (36) months.

I.	Educational Background Checking Services:

Working together, FADV and Docufide will develop and deploy all necessary changes to their current services and the necessary web services to allow for the electronic access, and delivery of transcript data required for educational background verifications from Docufide’s Secure Transcript installed base in Indiana (“QuickCheck Technology”. ) Docufide will provide FADV with a nationwide (US) exclusive right to use QuickCheck Technology for the educational background verifications market for an initial eighteen (18) month period from the date of this Agreement; and within the state of Indiana for an additional eighteen (18) month period for a total of thirty-six (36) months. If Docufide’s QuickCheck Technology is not functional within one hundred eighty days (180) days from the effective date of this document then FADV’s exclusive right to use the QuickCheck Technology will be extended by three days for every day that it continues to not be functional.

Docufide will begin work on this project as soon as the initial one-time fee of $300,000 is received from FADV. It is anticipated that the development work associated with providing these services

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in other states will be nominal and pricing for such development work will be agreed upon by the parties on a state-by-state basis at a later time. This fee will cover the development and operation of the service for the period of thirty-six months (36) months and up to 100,000 verifications. Each additional verification request beyond the first 100,000 requests will be at a cost of $3.00 per verification. Invoices will be issued by Docufide to FADV on a monthly basis for verifications with no charges incurred by FADV until the first 100,000 verification requests have been performed.

During the initial term of the nationwide access and exclusivity period, Docufide and FADV will negotiate in good faith the price (minimum number of annual verifications or annual fee) required to extend the time period of the nationwide exclusive rights to use QuickCheck Technology.

Docufide will provide for a release of the source code and related materials concerning FADV’s access and use of the QuickCheck Technology to an escrow agent for the benefit of FADV upon the occurrence of one of the following events: (a) Docufide becomes insolvent or voluntarily enters into bankruptcy proceedings; or (b) involuntary bankruptcy proceedings are commenced against Docufide and not discharged within ninety (90) days.

Docufide represents and warrants that it has all rights to perform the work described herein and will comply with all applicable laws and regulations and that its work product will not infringe upon the patent, copyright, database right or trademark rights of any third party and will indemnify and hold FADV harmless against any such claims.

II.	Publicity:

While the intent of both parties is to aggressively market the partnership, both parties agree that all public disclosures concerning the partnership initiatives will not be acted upon until the other party has reviewed and approved the requested disclosure. Both parties agree to not unreasonably withhold the requested approval.

Sincerely,

/s/ John Reese

John Reese

Agreed to by:	First Advantage Corporation (authorized signing authority)
Signature:
	Name/Title:	Date:

Agreed to by:	Docufide, Inc. (authorized signing authority)
Signature: /s/ John Reese
	Name/Title: John Reese/CEO	Date:

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